Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	November 8, 2012
Simon Bowman, ext. 3645
Shelly Oates, ext. 3202

AmeriGas Partners Reports Fiscal 2012 Results

VALLEY FORGE, Pa., November 8 - AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income attributable to AmeriGas Partners for the fiscal year ended September 30, 2012 of $11.0 million, compared to net income of $138.5 million for the fiscal year ended September 30, 2011. Net income attributable to AmeriGas Partners for fiscal 2012 includes the impact of a previously reported $13.3 million loss on extinguishments of debt and $46.2 million in acquisition and transition expenses associated with the acquisition of Heritage Propane. Net income attributable to AmeriGas Partners for fiscal 2011 includes the effects of a $38.1 million loss related to extinguishments of debt.

The Partnership’s adjusted earnings before interest expense, income taxes, and depreciation and amortization (Adjusted EBITDA) was $384.3 million for fiscal 2012 compared with $335.3 million in fiscal 2011. Adjusted EBITDA for fiscal 2012 excludes the impact of the loss on extinguishments of debt and acquisition and transition expenses. Adjusted EBITDA for fiscal 2011 excludes the impact of the loss on extinguishments of debt.

Jerry E. Sheridan, chief executive officer of AmeriGas, said, “I am pleased to report results in line with the guidance we issued in March. Although fiscal 2012 will certainly be remembered for its record breaking warmth, we will also look back on it as a year of significant accomplishment, as we completed the largest acquisition in the company’s history and made significant progress integrating two businesses into a new AmeriGas. With our management team and structure now in place and the return of more normal seasonal weather during October, we are hitting the ground running in the new fiscal year. Assuming normal weather patterns continue into the heating season, we are confident in our Adjusted EBITDA guidance of $630 million to $660 million in fiscal 2013 and we look forward to demonstrating the benefits of the acquisition throughout this year.”

For the fiscal year ended September 30, 2012, retail volumes sold increased to 1,017.5 million gallons from 874.2 million gallons in the prior-year period. The increased volume was due to the mid-January acquisition of Heritage Propane partially offset by the impact of significantly warmer than normal temperatures experienced nationwide during the fiscal 2012 heating season. The quarter ended March 31, which is the peak quarter for heating-related sales, was the warmest on record in the continental United States at nearly 22% warmer than normal.

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AmeriGas Partners Reports Fiscal 2012 Results	Page 2

Weather nationally during fiscal 2012 was 18.6% warmer than normal and 18.3% warmer than the prior year, according to the National Oceanic and Atmospheric Administration. Revenues increased to $2.92 billion versus $2.54 billion a year ago reflecting higher retail volumes sold. Total margin increased $269.2 million from the prior year primarily reflecting incremental margin from the Heritage Propane acquisition.

Retail volumes sold during the fourth quarter of fiscal 2012 were 203.2 million gallons, an increase of 56.8 million gallons primarily due to the acquisition of Heritage Propane. Adjusted EBITDA for the quarter was $34.1 million compared with $14.5 million for the fourth quarter of fiscal 2011. The Partnership recorded a seasonal loss attributable to AmeriGas Partners for the fourth quarter of fiscal 2012 of $76.0 million compared to a seasonal loss of $45.2 million for the prior-year period. The seasonal net loss for the current quarter includes the impact of $19.3 million in acquisition and transition expenses associated with the acquisition of Heritage Propane. The seasonal net loss for the prior-year quarter includes the effect of a $19.3 million loss related to the extinguishment of debt.

EBITDA, Adjusted EBITDA, and total margin are non-GAAP financial measures. Adjusted EBITDA is defined herein as earnings before interest expense, income taxes, depreciation and amortization, losses on extinguishment of debt and Heritage Propane acquisition and transition expenses. Total margin represents total revenues less total cost of sales. Management believes the presentation of these measures provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. These measures are not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P. A reconciliation of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measure is included on the last page of this press release.

AmeriGas is the nation’s largest retail propane marketer, serving over two million customers in all 50 states from over 2,000 locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership. An affiliate of Energy Transfer Partners, L.P. owns 32% of the Partnership and the public owns the remaining 42%.

AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss fiscal 2012 earnings and other current activities at 4:00 PM ET on Thursday, November 8, 2012. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investors.amerigas.com/investor-relations/events-presentations or at the company website http://www.amerigas.com under Investor Relations. A telephonic replay will be available from 7:00 PM ET on November 8 through 9:00 pm on Tuesday, November 13. The replay may be accessed at 1-877-344-7529, passcode 10019726 and International access 1-412-317-0088, passcode 10019726.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com.

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AmeriGas Partners Reports Fiscal 2012 Results	Page 3

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and our ability to successfully integrate Heritage Propane and achieve anticipated synergies. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-22	###	11/8/12

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES

REPORT OF EARNINGS

(Thousands, except per unit and where otherwise indicated)

(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Propane	$450,055	$418,746	$2,677,631	$2,360,439
Other	60,230	41,387	243,985	177,520

	510,285	460,133	2,921,616	2,537,959

Costs and expenses:
Cost of sales - propane	247,798	289,123	1,642,658	1,546,161
Cost of sales - other	24,109	15,224	77,071	59,126
Operating and administrative expenses	233,603	146,537	888,693	620,576
Depreciation	39,632	21,124	134,225	82,977
Amortization	10,996	3,217	34,898	11,733
Other income, net	(9,590)	(5,159)	(26,521)	(25,563)

	546,548	470,066	2,751,024	2,295,010

Operating (loss) income	(36,263)	(9,933)	170,592	242,949
Loss on extinguishments of debt, net	—	(19,316)	(13,349)	(38,117)
Interest expense	(39,210)	(16,153)	(142,641)	(63,518)

(Loss) income before income taxes	(75,473)	(45,402)	14,602	141,314
Income tax (expense) benefit	(925)	97	(1,931)	(390)

Net (loss) income	(76,398)	(45,305)	12,671	140,924
Less: net (loss) income attributable to noncontrolling interests	395	110	(1,646)	(2,401)

Net (loss) income attributable to AmeriGas Partners, L.P.	$(76,003)	$(45,195)	$11,025	$138,523

General partner’s interest in net (loss) income attributable to AmeriGas Partners, L.P.	$3,491	$1,114	$13,119	$6,422

Limited partners’ interest in net (loss) income attributable to AmeriGas Partners, L.P.	$(79,494)	$(46,309)	$(2,094)	$132,101

(Loss) income per limited partner unit (a)
Basic	$(0.86)	$(0.81)	$(0.11)	$2.30

Diluted	$(0.86)	$(0.81)	$(0.11)	$2.30

Average limited partner units outstanding:
Basic	92,805	57,130	81,433	57,119

Diluted	92,805	57,130	81,433	57,170

SUPPLEMENTAL INFORMATION:
Retail gallons sold (millions)	203.2	146.4	1,017.5	847.2
EBITDA (b)	$14,760	$(4,798)	$324,720	$297,141
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$10,558	$10,011	$45,065	$38,172
Transition capital related to Heritage integration	$13,265	$—	$17,608	$—
Growth capital expenditures	$9,053	$8,016	$40,467	$39,056

(a)	Income per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2011.
(b)	Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income attributable to AmeriGas Partners, L.P. (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership's operating performance with that of other companies within the propane industry and (2) assess the Partnership's ability to meet loan covenants. The Partnership's definition of EBITDA may be different from those used by other companies.

(continued)

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AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES

REPORT OF EARNINGS

(Thousands, except per unit and where otherwise indicated)

(Unaudited)

(continued)

Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant years.

Management also uses EBITDA to assess the Partnership's profitability because its parent, UGI Corporation, uses the Partnership's EBITDA to assess the profitability of the Partnership which is one of UGI Corporation's industry segments. UGI Corporation discloses the Partnership's EBITDA in its disclosure about industry segments as the profitability measure for its domestic propane segment. EBITDA in the three months ended September 30, 2012 includes acquisition and transition expense of $19,295 associated with the Heritage Propane acquisition. EBITDA in the twelve months ended September 30, 2012 includes a net pre-tax loss of $13,349 from extinguishments of debt and acquisition and transition expense of $46,187 associated with the Heritage Propane acquisition. EBITDA in the three and twelve months ended September 30, 2011 includes pre-tax losses of $19,316 and $38,117, respectively, from extinguishments of debt.

The following table includes reconciliations of net income (loss) attributable to AmeriGas Partners, L.P. to EBITDA and Adjusted EBITDA (1) for all periods presented:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
Net (loss) income attributable to AmeriGas Partners, L.P	$(76,003)	$(45,195)	$11,025	$138,523
Income tax expense (benefit)	925	(97)	1,931	390
Interest expense	39,210	16,153	142,641	63,518
Depreciation	39,632	21,124	134,225	82,977
Amortization	10,996	3,217	34,898	11,733

EBITDA	$14,760	$(4,798)	$324,720	$297,141
Heritage Propane acquisition and transition expense	19,295	—	46,187	—
Loss on extinguishments of debt	—	19,316	13,349	38,117

Adjusted EBITDA (1)	$34,055	$14,518	$384,256	$335,258

The following table includes a reconciliation of forecasted net income attributable to AmeriGas Partners, L.P. to forecasted EBITDA and Adjusted EBITDA for the fiscal year ending September 30, 2013:

Forecast Fiscal Year Ending September 30, 2013
Net income attributable to AmeriGas Partners, L.P (estimate)	$259,000
Interest expense (estimate)	167,000
Income tax expense (estimate)	2,000
Depreciation (estimate)	154,000
Amortization (estimate)	43,000

EBITDA	$625,000
Transition expenses (estimate)	20,000

Adjusted EBITDA (1)	$645,000

(1)	Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. Management uses Adjusted EBITDA to exclude from AmeriGas Partners' EBITDA gains and losses that competitors do not necessarily have to provide additional insight into the comparison of year-over-year profitability to that of other master limited partnerships. This measure is not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P. for the relevant periods.

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